UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 6, 2012

Robert Half International Inc.

(Exact name of registrant as specified in its charter)

Delaware	01-10427	94-1648752
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2884 Sand Hill Road, Menlo Park, CA	94025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 234-6000

NO CHANGE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective May 6, 2012, Robert Half International Inc. (the “Company”) entered into agreements with each of Harold M. Messmer Jr., M. Keith Waddell, Paul F. Gentzkow, Robert W. Glass, Michael C. Buckley and Steven Karel to amend the performance-based long-term equity incentive awards granted in February 2011 and April 2012 as follows:

The equity awards made in 2011 were subject to an earnings per share performance condition for 2011 that called for an increase of 115% over actual earnings per share for 2010. This condition was exceeded, as the actual earnings per share for 2011 were 136% higher than earnings per share for 2010. Notwithstanding the foregoing, these equity awards are now also dependent upon the Company’s total shareholder return relative to the total shareholder return of the companies that comprise the S&P 500 Index for the period commencing on May 6, 2012 and ending on December 31, 2014. If the Company’s relative total shareholder return is at or below the 25th percentile, then 25% of the total shares subject to each equity award shall be forfeited. If the Company’s relative total shareholder return is at or above the 50th percentile, then no shares shall be forfeited. If the Company’s relative total shareholder return is between the 25th and 50th percentile, the number of shares forfeited shall be determined based on linear interpolation. For example, if the Company’s relative TSR is at the 40th percentile, then 10% of the total shares shall be forfeited.

With respect to the equity awards made in 2012, the same forfeiture conditions with respect to TSR from May 6, 2012 through December 31, 2014, shall apply.

In addition, with respect to the 2012 grants, the actual number of shares earned shall continue to be determined as a threshold matter based on the Company’s actual earnings per share during 2012 compared to the Company’s target earnings per share during 2012 to yield a “Performance Goal Ratio.” On February 8, 2012, the Compensation Committee (the “Committee”) of the Board of Directors of the Company set the Company’s target earnings per share for 2012 at $1.34 after consideration of the Company’s annual strategic plan, consensus Wall Street estimates and other items. This represents a 29% increase over 2011 actual earnings per share of $1.04. The multiplier used to determine actual retention of the equity awards granted on April 12, 2012 has been changed to (a) 1, if the Performance Goal Ratio is equal to or exceeds 1.0, (b) 0, if the Performance Goal Ratio is less than 0, or (c) the Performance Goal Ratio in all other cases. Formerly, the multiplier was defined as 0.1 plus the Performance Goal Ratio if the ratio was greater than 0 and less than 0.9, so this 10% cushion has been removed. After the Multiplier is determined, it will be multiplied by each equity award to determine how many shares are retained. Any shares in excess of this product will be forfeited.

The earnings per share goal for 2012 is a “forward-looking statement” and is not a guarantee of future performance or intended to be the Company’s annual earnings guidance for 2012. For information regarding risks and uncertainties associated with our business and a discussion of some of the factors that may cause actual results to differ materially from this goal, please refer to our SEC filings, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and “Legal Proceedings” sections of our 2011 Annual Report on Form 10-K. The Company undertakes no obligation to update information in this Form 8-K.

On May 6, 2012, the Committee also determined that future long-term equity incentive awards to executive officers of the Company would be subject to a multi-year performance condition different than any of the performance condition(s) used for the Company’s short-term cash incentive awards. The exact structure of such equity awards will be determined after careful review and consideration by the Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Robert Half International Inc.

Date: May 7, 2012	By:	/s/ STEVEN KAREL
	Name:	Steven Karel
	Title:	Executive Vice President and Secretary